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Exhibit 99.2

FORM OF LETTER TO DEPOSITARY RECEIPT HOLDERS WHO ARE RECORD HOLDERS

ML MACADAMIA ORCHARDS, L.P.

Up to 7,500,000 Depositary Receipts Representing Class A Units
Issuable upon the Exercise of Non-Transferable Subscription Rights at $            Per Depositary Receipt

[    ], 2012

Dear Depositary Receipt Holder:

        This letter is being sent by ML Macadamia Orchards, L.P. (the "Partnership") to holders of record of our Depositary Receipts at 5:00 p.m., Eastern time, on                          , 2012 (the "Record Date") in connection with our distribution at no charge of non-transferable Rights to purchase Depositary Receipts in a Rights Offering by the Partnership. The Rights Offering is described in the enclosed offering prospectus dated [    ], 2012 ("Prospectus").

        We are offering up to 7,500,000 Depositary Receipts, as described in the Prospectus, at a cash price of $            per Depositary Receipt representing one Unit. For each Depositary Receipt owned as of the Record Date, you may purchase one Depositary Receipt under what we refer to as your "Basic Subscription Right." Please note that fractional Depositary Receipts exercised will be rounded down to the nearest whole number.

        The Rights Offering will expire at 5:00 p.m., Eastern time, on [    ], 2012. Your right to purchase Depositary Receipts in the Rights Offering will expire if not exercised by such time. Once submitted, all exercises of the Rights are irrevocable. You should read the Prospectus carefully before deciding whether to exercise your Rights.

        Your subscription rights are evidenced by the accompanying non-transferable rights certificate registered in your name (the "Rights Certificate"). The reverse of the Rights Certificate contains the form for exercising your Rights.

        Enclosed are copies of the following documents:

          1.     Prospectus;

          2.     Your Rights Certificate;

          3.     Instructions as to the use of the Rights Certificates;

          4.     Notice of Guaranteed Delivery;

          5.     Notice of Tax Information; and

          6.     A return envelope addressed to American Stock Transfer & Trust Company, LLC, the subscription agent.

        Your prompt action is requested. To exercise your Rights, you should deliver the properly completed and duly signed Rights Certificate, with full payment of the subscription price for each Depositary Receipts subscribed for pursuant to the Basic Subscription Right to the subscription agent, as indicated in the Prospectus. The subscription agent must receive the Rights Certificate and all other required subscription documents with payment, including final clearance of any checks, prior to the expiration of the Rights Offering.

        For additional copies of the enclosed materials and any questions or requests for assistance concerning the rights offering, please contact the information agent, Phoenix Advisory Partners, at (877) 478-5038.

Very truly yours,
ML Macadamia Orchards, L.P.

NOTHING IN THE PROSPECTUS OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY PERSON AS AN AGENT OF ML MACADAMIA ORCHARDS, L.P., THE SUBSCRIPTION AGENT OR ANY OTHER PERSON MAKING OR DEEMED TO BE MAKING OFFERS OF THE SECURITIES ISSUABLE UPON VALID EXERCISE OF THE RIGHTS, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE OFFERING EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.

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  Exhibit 99.2
ML MACADAMIA ORCHARDS, L.P.